Exhibit 10.2

Execution Version

December 14, 2020

Experience Investment Corp.

100 St. Paul St., Suite 800

Denver, CO 80206

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with the Agreement and Plan of Merger, dated as of the date hereof, by and among Experience Investment Corp., a Delaware corporation (the “Acquiror”), BLADE Urban Air Mobility, Inc., a Delaware corporation (the “Company”), and the other parties thereto (as amended, modified or supplemented in accordance with the terms thereof, the “Merger Agreement”) and amends and restates in its entirety with respect to the Sponsor (as defined below) that certain letter, dated September 12, 2019, from Experience Sponsor LLC, a Delaware limited liability company (the “Sponsor”) to the Acquiror (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 8 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The Sponsor is currently, and as of the Closing will be, the record and beneficial owner of all of the outstanding Founder Shares and outstanding Private Placement Warrants, with the Sponsor’s ownership detailed on Schedule A hereto (the Founder Shares owned by the Sponsor, together with any additional shares of Common Stock or Founder Shares (or any securities convertible into or exercisable or exchangeable for Common Stock or Founder Shares) in which the Sponsor acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”).

In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor hereby agrees with the Acquiror and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1.	Until the valid termination of the Merger Agreement, the Sponsor, in its capacity as a stockholder of Acquiror, irrevocably and unconditionally agrees that, at the Special Meeting, at any other meeting of the stockholders of Acquiror (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of Acquiror (the date of the taking of any such action being an applicable “Determination Date”), the Sponsor shall, and shall cause any other holder of record of any of the Covered Shares to:

(a)	when such meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)	vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Sponsor or other record holder of the Covered Shares) in favor of each Voting Matter and any other matters necessary or reasonably requested by the Acquiror for consummation of the Merger and the other transactions contemplated by the Merger Agreement; and

(c)	vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Covered Shares against any Business Combination (other than involving the Company) (an “Alternative Business Combination”) and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror under the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Sponsor Agreement.

The obligations of the Sponsor specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the Acquiror Board.

2.	Prior to the Termination Date, the Sponsor shall not, and shall not authorize or permit its Representatives to, directly or indirectly, (a) solicit, initiate, encourage, facilitate any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, an Alternative Business Combination; (b) enter into discussions or negotiations with, or provide any information or access to information to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, a possible Alternative Business Combination; (c) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Business Combination; (d) execute or enter into any agreement or other document or instrument (whether or not binding) regarding an Alternative Business Combination; (e) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of Common Stock or Founder Shares intending to facilitate any Alternative Business Combination or cause any holder of shares of Common Stock or Founder Shares not to vote to adopt the Merger Agreement and approve the Merger or any of the other transactions contemplated thereby, (f) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Acquiror that takes any action in support of an Alternative Business Combination or (g) resolve or agree to do any of the foregoing. The Sponsor shall promptly (and in any event within one (1) Business Day after receipt by the Sponsor) advise the Company orally and in writing of any Alternative Business Combination proposal received by the applicable party, or any inquiry with respect to or which could reasonably be expected to lead to or result in any Alternative Business Combination, the material terms and conditions of such any Alternative Business Combination proposal or inquiry, and the identity of the Person making the same. The Sponsor agrees that, following the date hereof, it and its Representatives shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to an Alternative Business Combination. Notwithstanding anything in this Sponsor Agreement to the contrary, (a) the Sponsor shall not be responsible for the actions of Acquiror or its Board of Directors (or any committee thereof), any Subsidiary of Acquiror, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Acquiror Related Parties”), including with respect to any of the matters contemplated by this paragraph 2, (b) the Sponsor makes no representations, warranties or agreements with respect to the actions of any of the Acquiror Related Parties, and (c) any breach by Acquiror of its obligations under Section 6.13 of the Merger Agreement shall not be considered a breach of this paragraph 2 (it being understood for the avoidance of doubt that the Sponsor shall remain responsible for any breach by it or its Representatives (other than any such Representative that is an Acquiror Related Party) of this paragraph 2). In furtherance of this Sponsor Agreement, the Sponsor hereby authorizes and will instruct Acquiror, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of the Covered Shares with respect to any Transfer not permitted hereunder and to include the following legend on any share certificates for the Covered Shares: “THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN SPONSOR AGREEMENT, DATED AS OF DECEMBER 14, 2020, BY AND AMONG EXPERIENCE INVESTMENT CORP., A DELAWARE CORPORATION, BLADE URBAN AIR MOBILITY, INC., A DELAWARE CORPORATION AND EXPERIENCE SPONSOR LLC. ANY TRANSFER OF SUCH SHARES OF STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH SPONSOR AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT WHATSOEVER.” The delivery of such securities by the delivering party shall not in any way affect such party’s rights with respect to such securities. The Sponsor hereby authorizes Acquiror to maintain a copy of this Sponsor Agreement at either the executive office or the registered office of Acquiror.

3.	The Sponsor hereby agrees and acknowledges that (a) the underwriters of the Acquiror’s Public Offering, the Acquiror and, prior to any valid termination of the Merger Agreement, the Company would be irreparably injured in the event of a breach by the Sponsor of its obligations under paragraphs 1, 4(a) and 5 of this Sponsor Agreement (with respect to such underwriters, only such provisions as were contained in the Prior Letter Agreement), (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach. Notwithstanding the foregoing, or anything herein to the contrary, under no circumstances shall the Acquiror or the Sponsor be liable for any costs or damages including, without limitation, any special, incidental, consequential, exemplary or punitive damages, to any Person, including the Company, in respect of this Sponsor Agreement, including any breach hereof, and the Company hereby waives any claim it may have now or in the future for monetary costs or damages against the Acquiror or the Sponsor in respect of this Sponsor Agreement, including any breach hereof.

4.	(a) Subject to the Investor Rights Agreement, the Sponsor agrees that it shall not Transfer any Founder Shares (or shares of Acquiror’s Class A common stock, par value $0.0001 per share (the “Common Stock”), issuable upon conversion thereof) or any Private Placement Warrants (or shares of Common Stock issuable upon the exercise thereof) until the earlier of (i) 180 days after the completion of the Acquiror’s initial Business Combination or (ii) subsequent to the initial Business Combination, the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Acquiror’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Lock-up Period”).

(b)  Notwithstanding the provisions set forth in paragraph 4(a), Transfers of the Founder Shares, Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares that are held by the Sponsor or any of their permitted transferees (that have complied with this paragraph 4(b)), are permitted (i) to the Acquiror’s officers or directors, any affiliates or family members of any of the Acquiror’s officers or directors, any members of the Sponsor, any of its affiliates, or any of its or their respective officers, employees, directors or direct and indirect equityholders; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, transfers pursuant to a qualified domestic relations order; (v) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; and (vii) in the event of the Acquiror’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Acquiror’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of the Acquiror’s initial Business Combination (including the entry into an agreement in connection with such liquidation, merger, share exchange, reorganization or other similar transaction)); provided, however, that in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

5.	The Sponsor represents and warrants that it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

6.	(a) Except as disclosed in the Prospectus, neither the Sponsor nor any Affiliate of the Sponsor, nor any director or officer of the Acquiror, shall receive from the Acquiror any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Acquiror’s initial Business Combination (regardless of the type of transaction that it is, but including, for the avoidance of doubt, the Merger), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of a loan and advances of up to an aggregate of $300,000 made to the Acquiror by the Sponsor; reimbursement for any out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, and repayment of loans, if any, and on such terms as to be determined by the Acquiror from time to time, made by the Sponsor or any of the Acquiror’s officers or directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Acquiror does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Acquiror to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. (b) Commencing on the effective date of the Prospectus for the Offering and continuing until the earlier of (i) the consummation by the Company of a Business Combination or (ii) the Company’s liquidation as described in the Prospectus, KSL Advisors, LLC, an affiliate of Experience Sponsor LLC shall make available to the Company, at no charge, certain office space and administrative and support services as may be required by the Company from time to time, situated at 100 St. Paul St., Suite 800, Denver, Colorado 80206 (or any successor locations).

7.	The Sponsor has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement.

8.	As used herein, (a) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (b) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Acquiror and one or more businesses; (c) “Shares” shall mean, collectively, the shares of Common Stock and the Founder Shares; (d) “Founder Shares” shall mean the shares of Class B Common Stock, par value $0.0001 per share, and the shares of Common Stock issuable upon conversion of such shares in connection with the Closing; (e) “Private Placement Warrants” shall mean the warrants to purchase up to 5,000,000 shares of Common Stock Beneficially Owned by the Sponsor in the aggregate; (f) “Prospectus” shall mean the registration statement on Form S-1 and prospectus filed by Acquiror with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Public Offering; (g) “Public Offering” shall mean the underwritten initial public offering of 27,500,000 of Acquiror’s units (the “Units”), each comprised of one share of Common Stock and one-third of one warrant to purchase shares of Common Stock; (h) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (i) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants was deposited; and (j) “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii). The term “Affiliate” shall have the meaning given to such term in the Merger Agreement provided that, except for the Acquiror, no Affiliate or portfolio company (as such term is commonly understood in the private equity industry) of the Sponsor or any of its Affiliates shall be considered an Affiliate of the Sponsor.

9.	This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Acquiror and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

10.	No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, the Acquiror and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

11.	Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

12.	This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13.	This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

14.	This Sponsor Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Sponsor Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the United States District Court for the Southern District of New York located in New York, New York or, if such court declines to accept jurisdiction, then any court of the State of New York sitting in the borough of Manhattan), and any appellate court from any thereof, in any Action arising out of or relating to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the United States District Court for the Southern District of New York located in New York, New York or, if such court declines to accept jurisdiction, then any court of the State of New York sitting in the borough of Manhattan), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) in the Delaware Court of Chancery, the United States District Court for the Southern District of New York located in New York, New York or any court of the State of New York sitting in the borough of Manhattan, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 9.02 of the Merger Agreement shall be effective service of process for any Action brought in any such court or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

15.	To the extent not prohibited by applicable Law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Sponsor Agreement, including but not limited to any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

16.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 9.02 of the Merger Agreement to the applicable party at its principal place of business.

17.	This Sponsor Agreement shall terminate on the earlier of (a) the expiration of the Lock-up Period or (b) the liquidation of the Company. In the event of a valid termination of the Merger Agreement, this Sponsor Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, the Acquiror or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion (subject to paragraph 3 hereof).

18.	The Sponsor hereby represents and warrants to Acquiror and the Company as follows: (a) it is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; (b) this Sponsor Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (c) the execution and delivery of this Sponsor Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any Contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, under any applicable Law to which the Sponsor is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Merger Agreement.; (d) there are no Actions pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Agreement; (e) except for fees described on Schedule 5.15 of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from the Sponsor, Acquiror, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of the Sponsor, on behalf of the Sponsor, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (f) the Sponsor has good title to all such Founder Shares and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (i) this Sponsor Agreement, (ii) the Acquiror’s certificate of incorporation, (iii) the Merger Agreement, (iv) the Registration Rights Agreement, dated as of September 12, 2019, by and among the Acquiror and the Sponsor, (v) the Investor Rights Agreement, dated as of the date hereof, by and among the Acquirer, the Sponsor and the other stockholders party thereto or (vi) any applicable securities laws; and (g) the Founder Shares and Private Placement Warrants identified on Schedule A are the only Founder Shares or Private Placement Warrants owned of record or Beneficially Owned by the Sponsor as of the date hereof, and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement.

19.	If, and as often as, there are any changes in the Acquiror, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Acquiror, Acquiror’s successor or the surviving entity of such transaction, the Founder Shares and Private Placement Warrants, each as so changed.

20.	Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[signature page follows]

Sincerely,

EXPERIENCE SPONSOR LLC

By:	/s/ Charlie Martin
Name: Charlie Martin
Title: Chief Financial Officer

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

EXPERIENCE INVESTMENT CORP.

By:	/s/ Charlie Martin
Name: Charlie Martin
Title: Chief Financial Officer

For purposes of 6(b) only:

KSL ADVISORS, LLC

By:	/s/ Charlie Martin
Name: Charlie Martin
Title: Chief Financial Officer

Acknowledged and Agreed:

BLADE URBAN AIR MOBILITY, INC.

By:	/s/ Robert Wiesenthal
Name: Robert Wiesenthal
Title: Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

Schedule A

Sponsor Ownership of Securities

Sponsor	Founder Shares	Private Placement Warrants
Experience Sponsor LLC	6,875,000	5,000,000